AMERICAN ARBITRATION ASSOCIATION

In the Matter of Arbitration between:

RE: 30 181 Y 00559 05

KC Ventures, Inc. and Richard Seifert
and
SmartVideo Technologies, Inc. and OVT, Inc.

SETTLEMENT AGREEMENT

The parties have reached the following agreement:

1. SmartVideo Technologies, Inc. will issue 800,000 shares of convertible preferred stock to Richard Seifert and 200,000 shares of convertible preferred stock to Frank, Rosen, Snyder & Moss, L.L.P. ("Frank") (collectively, the "Payment"). The convertible preferred stock will in all respects be identical to the convertible preferred shares issued to the Singer/Criden group by SmartVideo Technologies, Inc. on November 21, 2005. The shares of common stock underlying the convertible preferred stock will be included in the registration statement being filed for the shares of common stock underlying the convertible preferred stock issued to the Singer/Criden group by SmartVideo Technologies, Inc. on November 21, 2005.
2. The agreed upon value for Federal income tax purposes of the shares will be $1.50 per share (the "Share Basis"). Claimants and Frank shall be solely responsible for the payment of any taxes or any withholdings resulting from the Payment and shall, jointly and severally, indemnify the respondents and hold them harmless from any taxes, amounts required by law to be withheld from the Payment, penalties, costs, expenses, and interest assessed against, paid by, or incurred by any respondent as a result of or relating to the Payment, the Share

Basis, or the reporting of the Share Basis to any government authority, including but not limited to reporting the Share Basis on Federal Form 1099.

3. Claimants will provide a general release to respondents and their officers, directors, employees, benefit funds, lawyers, representatives and assigns (collectively the "Respondent Parties"), and will not file a lawsuit against the Respondent Parties for any released claim. The respondents will provide a general release to claimants and their lawyers (collectively the "Claimant Parties"), and will not file a lawsuit against the Claimant Parties for any released claim.

4. The parties agree that the terms of all pervious agreements between them, whether oral or written, including but not limited to the Representation Agreement and Advisory Agreement, shall be void, are of no further force or effect, and are waived.

5. Counsel for both parties shall use their best efforts to prepare a formal settlement agreement incorporating the terms hereof.

6. The parties agree to keep confidential the terms of the settlement from all non-parties to the arbitration, except as may be required by law (including but not limited to SEC disclosures) or as the respondents, in their sole discretion, may deem fit to disclose in a press release.

7. The parties agree not to disparage the other or engage in activities detrimental or harmful to each other.

8. Upon receipt of the stock, the claimants shall dismiss the pending arbitration with prejudice.

9. The Settlement Agreement and the formal settlement agreement will be governed by Georgia law. The formal settlement agreement will contain standard provisions such as severability, blue penciling, and a merger clause.

10. The parties agree that there is no admission of liability by respondents.

11. Claimants agree to cooperate with the respondents in furnishing information if requested by respondents.

12. Claimants and Frank shall destroy all pleadings, depositions, files, correspondence, computer records, disks, and other documents obtained in or relating to the arbitration.

13. Claimants shall not disclose or use confidential information of respondents and shall immediately return all such confidential information to respondents.

14. Claimants will not assist any person in pursuing any claim against any Respondent Party.

15. Time is of the essence of this Settlement Agreement. This Settlement Agreement shall be executed by the parties immediately and then forwarded to Taylor Daly, Arbitrator, immediately thereafter. The formal settlement agreement shall be first drafted by counsel for the respondents and shall be forthwith circulated for review and execution by all of the parties as soon as possible. The Arbitration shall be withdrawn, as aforementioned, immediately following the receipt by Richard Seifert and Frank of the Payment, which shall occur on or before Friday, February 3, 2006.

16. The parties to this Settlement Agreement intend for this Settlement Agreement to be fully enforceable and binding amongst them and acknowledge that it contains all of the material terms of their settlement.

17. The Respondents will not assist any person in pursuing any claim against Claimants.

Made effective on the 20th of January, 2006.

For Richard Seifert

For SmartVideo Technologies, Inc.

For KC Adventures, Inc.

For OVT, Inc.

For Frank, Rosen, Snyder & Moss, L.L.P